As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXiGENE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

13-3679168

(I.R.S. Employer Identification No.)

OXiGENE, INC.

701 Gateway Blvd, Suite 210

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

OXiGENE, INC. 2005 STOCK PLAN, AS AMENDED

(Full Title of the Plan)

Peter J. Langecker, M.D., Ph.D.

Chief Executive Officer

OXiGENE, INC.

701 Gateway Blvd, Suite 210

South San Francisco, CA 94080

(Name and Address of Agent for Service)

(650) 635-7000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	1,500,000 shares	$0.89	$1,335,000.00	$152.99
Rights to Purchase Common Stock	(4)	(4)	(4)	None

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(2)	The price of $0.89 per share, which is the average of the high and low price of the Common Stock of the Registrant as reported on The NASDAQ Capital Market on May 24, 2012 (date within five business days prior to filing this Registration Statement), is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used in the case of shares of Common Stock to be issued in connection with equity awards that have not been granted and therefore are without a fixed price.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.
(4)	Pursuant to the Stockholder Rights Agreement, dated as of March 24, 2005, between the Registrant and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”), each share of Common Stock has an attached right to purchase one share of Common Stock, which rights are not currently exercisable, on the terms set forth in the Rights Agreement. No separate consideration will be received for the Rights.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed by the Registrant with the Securities and Exchange Commission on Form S-8 (SEC File No. 333-126636) (the “Base Form S-8”) on July 15, 2005 is effective. The information contained in the Base Form S-8 is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with Secretary of State of Delaware on May 29, 2012.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1@	OXiGENE, Inc. 2005 Stock Plan (as amended on May 24, 2012)

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

@	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on May 31, 2012.

OXiGENE, INC.

By:	/s/ Peter J. Langecker
Peter J. Langecker
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of OXiGENE, Inc. (the “Company”), hereby severally constitute and appoint Peter J. Langecker and David L. Johnson, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Langecker Peter J. Langecker	Chief Executive Officer and Chairman of the Board (principal executive officer)	May 31, 2012

/s/ David L. Johnson David L. Johnson	Chief Financial Officer (principal financial and accounting officer)	May 31, 2012

/s/ Alastair J.J. Wood Alastair J.J. Wood	Director	May 31, 2012

/s/ Tamar D. Howson Tamar D. Howson	Director	May 31, 2012

/s/ Gerald McMahon Gerald McMahon	Director	May 31, 2012

/s/ William D. Schwieterman William D. Schwieterman	Director	May 31, 2012